Contact	Robert Grover	FOR IMMEDIATE RELEASE July 8, 2015
Telephone	800-429-3110 ext. 119
Email	Robert@Edventures.com
Website	www.Edventures.com

PCS Edventures Announces Major distribution Alliance

PCS Robotics to be featured product with School Specialty.

Boise, Idaho, July 8, 2015 -- PCS Edventures!.com, Inc. (PCSV), a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, announced its new strategic alliance with School Specialty, Inc. (OTCQB: SCOO), a leading distributor of supplies, furniture, technology products, supplemental learning products ("instructional solutions"), and curriculum solutions to the education marketplace. School Specialty will feature PCS products in their marketing efforts, beginning with online promotion in 2015.

School Specialty reaches school customers through a sales force of approximately 400 professionals, over 10 million catalogs, and through a number of its proprietary ecommerce websites. In fiscal 2014, School Specialty posted revenues of $630.7 million and reached approximately 70% of the approximately 132,000 schools in the United States and a majority of the 3.6 million teachers in those schools. School Specialty provides educational products from the most trusted brands nationwide, including Crayola, 3M, and Elmer’s, as well its own proprietary brands such as Childcraft®, Sax® Arts & Crafts , School Smart®, ClassroomDirect®, EPS®, Sportime®, Califone®, and Frey Scientific®, among others. School Specialty will be featuring PCS Robotics products in conjunction with its Frey Scientific and Delta Education offerings, and PCS BrickLAB products through Delta and other K-6 product lines.

Michael Brown, Director of Sales at PCS Edventures, said of the relationship, “We are honored and excited to be working with School Specialty and thrilled at the opportunity to bring our leading edge STEM solutions to a much larger sales venue through this alliance. I am currently working with their Vice President of Sales to engage and educate the SSI sales force on the strong value proposition that our products bring to their offerings.”

The sales agreement between PCS Edventures and School Specialty involves the addition of 40 PCS products to the School Specialty product lines that include multiple configurations of the PCS Discover

Robotics and Programming, Discover Robotics and Physics, Discover Engineering and the PCS 3D Interactive Curriculum (3DIC), and BrickLAB STEM products. PCS will ship orders directly from their fulfillment center and provide training, marketing, and sales support to the School Specialty sales force.

Doug Welles, Vice President of Sales for School Specialty, said “The quality and remarkable depth of the PCS Robotics solution initially attracted us to PCS Edventures, but after becoming more familiar with the full Edventures product line, the BrickLAB STEM solution captured our full attention as well. We see tremendous market potential for both product lines and are excited to get our sales people trained and ready to sell.”

About School Specialty

School Specialty, Inc. (OTCQB:SCOO) is a leading distributor of innovative and proprietary products, programs and services to the education marketplace. The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPINK:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Pink platform under the symbol "PCSV."

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This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: www.edventures.com/investors

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